EXHIBIT 14
                 CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

On June 19, 2003, the Board of Directors of First National Lincoln Corporation adopted a Code of Ethics for Senior Financial Officers, pursuant to the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, and has been posted this Code of Ethics for Senior Financial Officers on the Company's website:


Code of Ethics for Senior Financial Officers
First National Lincoln Corporation and Subsidiaries

Preface

Senior Financial Officers hold an important and elevated role in corporate governance, and as a result, are held to additional standards above and beyond the Company's Code of Ethics which applies to all employees. As part of the Corporate Leadership Team, these individuals are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of our stakeholders: shareholders, customers, employees, and the communities we serve. Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures necessary to operate the Company's finance division, and by demonstrating the following:

Honest and Ethical Conduct

Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:
* Encourage and reward professional integrity in all aspects of the financial division, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the finance division or the Company itself.
* Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for a member of the finance division.
* Provide a mechanism for members of the finance division to inform Senior Management of deviations in practice from policies and procedures governing honest and ethical behavior.
* Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance division.

Financial Records and Periodic Reports

Senior Financial Officers will establish and manage the Company's transaction and reporting systems and procedures to ensure that:
* Business transactions are properly authorized and completely and accurately recorded on the Company's books and records, in accordance with United States Generally Accepted Accounting Principles (GAAP) and the Company's financial policies.
* The retention or proper disposal of Company records shall be in accordance with established financial policies and applicable legal and regulatory requirements.
* Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.


Compliance with Applicable Laws, Rules and Regulations

Senior Financial Officers will establish and maintain mechanisms to:
* Educate members of the finance division about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance division and the Company as a whole.
* Monitor the compliance of the finance division with any applicable federal, state or local statute, regulation or administrative rule.
* Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.

Applicability

For the purposes of this Code of Ethics, First National Lincoln Corporation's Senior Financial Officers shall include, but not necessarily be limited to its:
* President & Chief Executive Officer
* Treasurer & Chief Financial Officer
* Controller

Should any irregularities or breaches of this Code of Ethics be observed by any Senior Financial Officer, they are duly bound to report these to the Company's Audit Committee.